Exhibit 5.7

July 22, 2013

YRC Worldwide Inc.

10990 Roe Avenue

Overland Park, Kansas 66211

Ladies and Gentlemen:

We have acted as special Ohio counsel to Roadway Reverse Logistics, Inc., an Ohio corporation (“RRL”), in connection with a registration statement on Form S-3 (the “Shelf Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Shelf Registration Statement is to be filed by YRC Worldwide Inc., a Delaware corporation (“YRC Worldwide”), and those subsidiaries of YRC Worldwide, including RRL, named therein as co-registrant guarantors, and relates to the issuance and sale from time to time by YRC Worldwide of various types of securities with an aggregate offering price of up to $350,000,000 (collectively, the “Securities”).

You have advised us that the Securities to be issued and sold pursuant to the Shelf Registration Statement, when, as and if duly authorized by YRC Worldwide, are expected to include (i) Senior Debt Securities (the “Senior Debt Securities”) issued under a senior indenture (the “Senior Indenture”) between YRC Worldwide and a trustee to be named in the Senior Indenture, and (ii) Subordinated Debt Securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) issued under a subordinated indenture (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) between YRC Worldwide and a trustee to be named in the Subordinated Indenture. You have further advised us that the Debt Securities are expected to be guaranteed by certain subsidiaries of YRC Worldwide, including RRL. This opinion letter is being furnished at the request of RRL.

In rendering this opinion, we have examined only the following: (a) facsimile or other electronic copies of the documents identified on Exhibit A-1 attached hereto, (b) copies, certified or otherwise identified to our satisfaction, of the documents identified on Exhibit A-2 attached hereto, and (c) such matters of law as we deemed necessary for purposes of this opinion. Except as referred to on Exhibit A-2, we have neither examined nor requested an examination of the indices or records of any governmental or other agency, authority, instrumentality or entity for purposes of this opinion.

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YRC Worldwide Inc.

July 22, 2013

In rendering this opinion, we have assumed, with your consent, without independent verification or investigation:

(A) The legal capacity of natural persons, the absence of fraud, misrepresentation, duress and mistake, the genuineness of all signatures on documents submitted to us, the conformity to originals of all documents submitted to us as copies, and the authenticity of all documents;

(B) That RRL is an indirect wholly-owned subsidiary of YRC Worldwide; and

(C) That the RRL Documents (as defined on Exhibit A-1), as executed and delivered or filed, as the case may be, will conform, in all respects relevant to the opinions set forth in this letter, to the drafts thereof which we examined.

The opinions expressed in this letter are based solely on the law of the State of Ohio. We express no opinion as to the law of any other state or jurisdiction.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained in this opinion letter, we are of the opinion that:

1. RRL is a corporation validly existing and, based solely on the Good Standing Certificate (as defined on Exhibit A-2), in good standing under the law of the State of Ohio.

2. RRL has all requisite corporate power and authority, as a co-registrant guarantor, to execute and file, or cause to be filed, with the Commission the Shelf Registration Statement. Such execution and filing have been duly authorized by RRL by all requisite corporate action.

3. RRL has all requisite corporate power and authority to execute and deliver the Indentures and to perform its obligations thereunder. We express no opinion regarding authorization of the Indentures by RRL or any other party thereto.

4. The execution and delivery of the Indentures by RRL and the performance by RRL of its obligations thereunder, when, as and if duly authorized, (a) do not violate any provision of the Charter Documents (as defined on Exhibit A-2) of RRL; and (b) do not contravene any existing law, rule or regulation of general applicability of the State of Ohio (“Applicable Laws”); provided, however, we express no opinion regarding compliance with applicable securities laws, rules or regulations of the State of Ohio.

5. Except as may be required by applicable securities laws, rules or regulations of the State of Ohio, as to which we express no opinion, no consent, waiver, approval, authorization or order of any governmental authority of the State of Ohio is required pursuant to Applicable Laws in connection with RRL’s execution and delivery of the Indentures, when, as and if duly authorized.

We express no opinion as to the legality, validity, binding effect or enforceability of the RRL Documents or of any documents referred to therein or contemplated thereby.

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Denver    Houston    Los Angeles    New York    Orlando    Washington, DC

YRC Worldwide Inc.

July 22, 2013

The opinions expressed in this letter are made only as of the date hereof and cannot be relied upon with respect to events which occur subsequent to the issuance of this letter. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter. The opinions in this letter are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated.

This opinion is furnished to YRC Worldwide in connection with its filing with the Commission of the Shelf Registration Statement, and will be incorporated by reference in the Shelf Registration Statement. Kirkland & Ellis LLP may rely upon this opinion with respect to the filing of the Shelf Registration Statement and the transactions contemplated by the Indentures to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Shelf Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Shelf Registration Statement with respect to the laws of the State of Ohio. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP

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EXHIBIT A-1

1.	An unexecuted and unfiled draft, which we are advised is in substantially final form, of the Shelf Registration Statement.

2.	An unexecuted draft, which we are advised is in substantially final form, of the Senior Indenture.

3.	An unexecuted draft, which we are advised is in substantially final form, of the Subordinate Indenture.

The Shelf Registration Statement, the Senior Indenture and the Subordinate Indenture are referred to collectively as the “RRL Documents.”

EXHIBIT A-2

1.	Amended Articles of Incorporation, as amended, of RRL, as certified by the Secretary of State of the State of Ohio on July 19, 2013.

2.	Code of Regulations of RRL, as certified by an officer of RRL.

3.	A certificate of the Secretary of State of the State of Ohio dated July 19, 2013 evidencing that on that date RRL was in good standing under the law of the State of Ohio (the “Good Standing Certificate”).

4.	Certain resolutions of the Board of Directors of RRL, as certified by an officer of RRL.

The documents referred to in items 1 and 2 are referred to collectively as the “Charter Documents.”